Exhibit 99.1

Mentor Graphics Reports Fiscal First Quarter Results and Announces Dividend

WILSONVILLE, Ore.--(BUSINESS WIRE)--May 23, 2013--Mentor Graphics Corporation (NASDAQ:MENT) today announced financial results for the company’s fiscal first quarter ended April 30, 2013. The company reported revenues of $226.5 million, non-GAAP earnings per share of $0.10, and GAAP earnings per share of $0.01.

“Sales force execution and strong customer demand produced an all-time bookings record for a first quarter. Strength was evident in the IC Design to Silicon, Scalable Verification—driven by emulation demand—and New and Emerging product categories. The year is off to a great start and Q2 is already showing continued bookings strength,” said Walden C. Rhines, chairman and CEO of Mentor Graphics. “During the quarter we initiated a $0.045 quarterly dividend. This has been well received by our shareholders.”

“Mentor’s business was exceptional in the first quarter, with bookings more than doubling year over year,” said Gregory K. Hinckley, president of Mentor Graphics. “First quarter non-GAAP earnings per share of $0.10 were double our guidance and represented the 17th consecutive quarter of exceeding non-GAAP guidance. Earnings benefited from continuous rigorous attention to operating expenses and a higher margin for our hardware business.”

During the first quarter the company announced the purchase of automotive assets of MontaVista, LLC, which establishes Mentor Graphics as the number one commercial provider of Linux-based, automotive in-vehicle infotainment solutions. Mentor also announced the FloTHERM® XT product, the industry’s first electronics cooling simulation solution that integrates both mechanical and electronic design automation from conceptual through detailed design.

The company introduced the Embedded Sourcery™ CodeBench Virtual Edition product. This allows software developers to remain in their native development environment while they optimize software on virtual prototypes and emulation platforms, before and after first silicon. Also in the quarter, Mentor Graphics and Mercedes-Benz Trucks announced that the Capital® electrical systems software suite was successfully deployed in the development of Daimler’s flagship heavy truck.

Outlook

For the second quarter of fiscal 2014, the company expects revenues of about $245 million, non-GAAP earnings per share of about $0.17, and GAAP earnings per share that are approximately $0.14. For the full fiscal year 2014, the company expects revenues of about $1.155 billion. The company is forecasting non-GAAP earnings per share of about $1.55, and GAAP earnings per share of approximately $1.33.

Share Repurchase

In the first quarter of fiscal year 2014, the company used $20 million to repurchase 1.2 million shares at an average price of $17.37 per share. The company has repurchased $144 million of Mentor Graphics stock since March 2011 and has $56 million available under the current Board authorized share repurchase program.

Dividend

The company announces a second quarter dividend of $0.045 per share on outstanding common stock. The dividend is payable on July 1, 2013 to shareholders of record as of the close of business on June 10, 2013.

Fiscal Year Definition

Mentor Graphics’ fiscal year runs from February 1 to January 31. The fiscal year is dated by the calendar year in which the fiscal year ends. As a result, the first three fiscal quarters of any fiscal year will be dated with the next calendar year, rather than the current calendar year.

Discussion of Non-GAAP Financial Measures

Mentor Graphics’ management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross profit, operating income, net income, and earnings per share which we refer to as non-GAAP gross profit, operating income, net income, and earnings per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses, interest expense associated with the amortization of original issuance debt discount on convertible debt, the equity in earnings or losses of unconsolidated entities (except Frontline PCB Solutions Limited Partnership (Frontline)), and the impact on basic and diluted earnings per share of changes in the calculated redemption value of noncontrolling interests, which management does not consider reflective of our core operating business.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

  Identified intangible assets consist primarily of purchased technology, backlog, trade names, and customer relationships. Amortization charges for our intangible assets can vary in frequency and amount due to the timing and magnitude of acquisition transactions. We consider our operating results without these charges when evaluating our core performance due to the variability. Generally, the most significant impact to inter-period comparability of our net income is in the first twelve months following an acquisition.
  Special charges primarily consist of restructuring costs incurred for employee terminations, including severance and benefits, driven by modifications of business strategy or business emphasis. Special charges may also include expenses incurred related to potential acquisitions, excess facility costs, and asset-related charges. Special charges are incurred based on the particular facts and circumstances of acquisition and restructuring decisions and can vary in size and frequency. These charges are excluded as they are not ordinarily included in our annual operating plan and related budget due to the unpredictability of economic trends and the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers' performance internally.
  Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options and restricted stock units, and purchases made as a result of the employee stock purchase plan. We do not consider equity plan-related compensation expense in evaluating our managers’ performance internally or our core operations in any given period.
  Interest expense attributable to amortization of the original issuance debt discount on convertible debt is excluded. Management does not consider this charge as a part of our core operating performance. We do not consider the amortization of the original issuance debt discount on convertible debt to be a direct cost of operations.
  Equity in earnings or losses of unconsolidated entities represents our equity in the net income (loss) of common stock investments accounted for under the equity method. The carrying amounts of our investments are adjusted for our share of earnings or losses of the investee. We report our equity in the earnings or losses of investments in other income (expense), net (with the exception of our investment in Frontline as discussed below). The amounts are excluded from our non-GAAP results as we do not control the results of operations for the investments and we do not participate in regular and periodic operating activities; therefore, management does not consider these investments as a part of our core operating performance.
  The Company maintains a 50% interest in Frontline, a joint venture. We report our equity in the earnings or losses of Frontline within operating income. Although we do not exert control, we actively participate in regular and periodic activities such as budgeting, business planning, marketing and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.
  Income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency and considers our U.S. loss carryforwards that have not been previously benefited. This rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the three months ended April 30, 2013 is 381% after consideration of period specific items. Without period specific items of $0.4 million, our GAAP tax rate is 140%. Our full fiscal year 2014 GAAP tax rate, inclusive of period specific items, is projected to be 13%. The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect our tax rate depending upon our level of profitability in various jurisdictions.
  Our agreement with the owners of noncontrolling interests in one of our subsidiaries gives them a right to require us to purchase their interests at a future date for a price based on a formula defined in the agreement. Under GAAP, increases (or decreases to the extent they offset previous increases) in the calculated redemption value of the noncontrolling interests are recorded directly to retained earnings and therefore do not affect net income. However, as required by GAAP, these amounts are applied to increase or decrease the numerator in the calculation of basic and diluted earnings per share. Management does not consider fluctuations in the calculated redemption value of noncontrolling interests to be relevant to our core operating performance.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options, restricted stock units, and employee stock purchase plan shares in a loss situation.

Non-GAAP gross profit, operating income, net income, and earnings per share are supplemental measures of our performance that are not presented in accordance with GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross profit, operating income, net income, and earnings per share because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management. Non-GAAP net income also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income are:

  Amortization of intangible assets represents the loss in value as the technology in our industry evolves, is advanced, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  We regularly evaluate our business to determine whether any operations should be eliminated or curtailed and engage in acquisition and assimilation activities as part of our ongoing business. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.
  Our stock incentive and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.
  Our income tax expense will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits. Similarly, in the event we were to have GAAP net income and a non-GAAP loss, our GAAP tax expense would be replaced by a credit in our non-GAAP presentation.
  Other companies, including other companies in our industry, calculate non-GAAP net income differently than we do, limiting its usefulness as a comparative measure.

About Mentor Graphics

Mentor Graphics Corporation is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues in the last fiscal year of about $1,090 million. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

(Mentor Graphics, FloTHERM and Capital are registered trademarks and Sourcery is a trademark of Mentor Graphics Corporation. All other company and/or product names are the trademarks and/or registered trademarks of their respective owners.)

Statements in this press release regarding the company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) weakness in the United States or international economies; (ii) the company’s ability to successfully offer products and services that compete in the highly competitive EDA industry, including the risk of obsolescence for our hardware products; (iii) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (iv) effects of the volatility of foreign currency fluctuations on the company’s business and operating results; (v) changes in accounting or reporting rules or interpretations; (vi) the impact of tax audits by the IRS or other taxing authorities, or changes in the tax laws, regulations or enforcement practices where the company does business; (vii) effects of unanticipated shifts in product mix on gross margin; and (viii) effects of customer seasonal purchasing patterns and the timing of significant orders which may negatively or positively impact the company’s quarterly results of operations; all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share data)

	Three Months Ended April 30,
	2013	2012
Revenues:
System and software	$123,284	$149,356
Service and support	103,231	98,562
Total revenues	226,515	247,918
Cost of revenues: (1)
System and software	8,899	14,790
Service and support	30,075	28,414
Amortization of purchased technology	1,207	2,179
Total cost of revenues	40,181	45,383
Gross profit	186,334	202,535
Operating expenses:
Research and development (2)	79,717	71,046
Marketing and selling (3)	79,107	79,752
General and administration (4)	18,277	16,649
Equity in earnings of Frontline (5)	(397)	(587)
Amortization of intangible assets (6)	1,654	1,706
Special charges (7)	2,083	1,147
Total operating expenses	180,441	169,713
Operating income	5,893	32,822
Other income (expense), net (8)	(959)	83
Interest expense (9)	(4,785)	(4,594)
Income before income tax	149	28,311
Income tax expense (10)	568	781
Net income (loss)	(419)	27,530
Less: Loss attributable to noncontrolling interest (11)	(624)	(652)
Net income attributable to Mentor Graphics shareholders	$205	$28,182
Net income per share attributable to Mentor Graphics shareholders:
Basic (a)	$0.01	$0.26
Diluted (a)	$0.01	$0.25
Weighted average number of shares outstanding:
Basic	112,711	109,907
Diluted	115,751	113,243

(a) We have increased the numerator of our basic and diluted earnings per share calculation by $468 for the three months ended April 30, 2013 for the adjustment to decrease the noncontrolling interest with redemption feature to its calculated redemption value at April 30, 2013, recorded directly to retained earnings.

Refer to following page for a description of footnotes.

MENTOR GRAPHICS CORPORATION
FOOTNOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

Listed below are the items included in net income that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under "Discussion of Non-GAAP Financial Measures."

	Three Months Ended April 30,
	2013	2012
(1) Cost of revenues:
Equity plan-related compensation	$460	$319
Amortization of purchased technology	1,207	2,179
	$1,667	$2,498

(2) Research and development:
Equity plan-related compensation	$2,610	$2,117

(3) Marketing and selling:
Equity plan-related compensation	$1,882	$1,549

(4) General and administration:
Equity plan-related compensation	$1,614	$1,162

(5) Equity in earnings of Frontline:
Amortization of purchased technology and other identified intangible assets	$737	$1,242

(6) Amortization of intangible assets:
Amortization of other identified intangible assets	$1,654	$1,706

(7) Special charges:
Rebalance, restructuring, and other costs	$2,083	$1,147

(8) Other income (expense), net:
Net income of unconsolidated entities	$(51)	$(13)

(9) Interest expense:
Amortization of original issuance debt discount	$1,391	$1,295

(10) Income tax expense:
Non-GAAP income tax effects	$(1,767)	$(6,191)

(11) Loss attributable to noncontrolling interest:
Amortization of intangible assets, equity-plan related compensation, and income tax effects	$(393)	$(269)

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
(In thousands, except earnings per share data)

	Three Months Ended April 30,
	2013	2012
GAAP net income attributable to Mentor Graphics shareholders	$205	$28,182
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	460	319
Research and development	2,610	2,117
Marketing and selling	1,882	1,549
General and administration	1,614	1,162
Acquisition - related items:
Amortization of purchased assets
Cost of revenues (2)	1,207	2,179
Frontline purchased technology and intangible assets (3)	737	1,242
Amortization of intangible assets (4)	1,654	1,706
Special charges (5)	2,083	1,147
Other income (expense), net (6)	(51)	(13)
Interest expense (7)	1,391	1,295
Non-GAAP income tax effects (8)	(1,767)	(6,191)
Noncontrolling interest (9)	(393)	(269)
Total of non-GAAP adjustments	11,427	6,243
Non-GAAP net income attributable to Mentor Graphics shareholders	$11,632	$34,425

GAAP and Non-GAAP weighted average shares (diluted)	115,751	113,243

Net income per share attributable to Mentor Graphics shareholders:
GAAP (diluted)	$0.01	$0.25
Noncontrolling interest adjustment (10)	(0.01)	-
Non-GAAP adjustments detailed above	0.10	0.05
Non-GAAP (diluted)	$0.10	$0.30

(1)	Equity plan-related compensation expense is the fair value of all share-based payments to employees for stock options and restricted stock units, and purchases made as a result of the employee stock purchase plans.
(2)	Amount represents amortization of purchased technology resulting from acquisitions. Purchased intangible assets are amortized over two to five years.
(3)	Amount represents amortization of purchased technology and other identified intangible assets identified as part of the fair value of the Frontline P.C.B. Solutions Limited Partnership (Frontline) investment. The purchased technology will be amortized over three years, other identified intangible assets will be amortized over three to four years, and are reflected in the income statement in the equity in earnings of Frontline. This expense is the same type as being adjusted for in note (2) above and (4) below.
(4)	Other identified intangible assets are amortized to operating expense over two to five years. Other identified intangible assets include trade names, customer relationships, and backlog which are the result of acquisition transactions.
(5)	Three months ended April 30, 2013: Special charges consist of (i) $2,079 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services and (ii) $4 in other adjustments.
Three months ended April 30, 2012: Special charges consist of (i) $988 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services and (ii) $159 in other adjustments.
(6)	Amount represents income on investment accounted for under the equity method of accounting.
(7)	Amount represents the amortization of original issuance debt discount.
(8)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.
(9)	Adjustment for the impact of amortization of intangible assets, equity plan-related compensation, and income tax expense on noncontrolling interest.
(10)	The numerator of our GAAP basic and diluted earnings per share calculation was increased by $468 for the three months ended April 30, 2013 for the adjustment to decrease the noncontrolling interest with redemption feature to its calculated redemption value at April 30, 2013, recorded directly to retained earnings.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

	Three Months Ended April 30,
	2013	2012
GAAP gross profit	$186,334	$202,535
Reconciling items to non-GAAP gross profit:
Equity plan-related compensation	460	319
Amortization of purchased technology	1,207	2,179
Non-GAAP gross profit	$188,001	$205,033

	Three Months Ended April 30,
	2013	2012
GAAP gross profit as a percent of total revenues	82.3%	81.7%
Non-GAAP adjustments detailed above	0.7%	1.0%
Non-GAAP gross profit as a percent of total revenues	83.0%	82.7%

	Three Months Ended April 30,
	2013	2012
GAAP operating expenses	$180,441	$169,713
Reconciling items to non-GAAP operating expenses:
Equity plan-related compensation	(6,106)	(4,828)
Amortization of Frontline purchased technology and other identified intangible assets	(737)	(1,242)
Amortization of other identified intangible assets	(1,654)	(1,706)
Special charges	(2,083)	(1,147)
Non-GAAP operating expenses	$169,861	$160,790

	Three Months Ended April 30,
	2013	2012
GAAP operating income	$5,893	$32,822
Reconciling items to non-GAAP operating income:
Equity plan-related compensation	6,566	5,147
Amortization of purchased technology	1,207	2,179
Amortization of Frontline purchased technology and other identified intangible assets	737	1,242
Amortization of other identified intangible assets	1,654	1,706
Special Charges	2,083	1,147
Non-GAAP operating income	$18,140	$44,243

	Three Months Ended April 30,
	2013	2012
GAAP operating income as a percent of total revenues	2.6%	13.2%
Non-GAAP adjustments detailed above	5.4%	4.6%
Non-GAAP operating income as a percent of total revenues	8.0%	17.8%

	Three Months Ended April 30,
	2013	2012
GAAP other income (expense), net and interest expense	$(5,744)	$(4,511)
Reconciling items to non-GAAP other income (expense), net and interest expense:
Equity in earnings of unconsolidated entities	(51)	(13)
Amortization of original issuance debt discount	1,391	1,295
Non-GAAP other income (expense), net and interest expense	$(4,404)	$(3,229)

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 30,	January 31,
	2013	2013

Assets
Current assets:
Cash, cash equivalents and short-term investments	$206,213	$223,783
Trade accounts receivable, net	125,969	178,351
Term receivables, short-term	241,420	233,894
Prepaid expenses and other	61,785	53,951
Deferred income taxes	9,538	14,973

Total current assets	644,925	704,952
Property, plant, and equipment, net	160,192	162,402
Term receivables, long-term	228,425	250,497
Goodwill and intangible assets, net	557,432	557,770
Other assets	72,298	69,663

Total assets	$1,663,272	$1,745,284

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$1,060	$5,964
Accounts payable	14,753	20,906
Income taxes payable	4,238	9,180
Accrued payroll and related liabilities	56,502	101,354
Accrued and other liabilities	36,729	40,662
Deferred revenue	234,041	233,759

Total current liabilities	347,323	411,825
Long-term notes payable	219,937	218,546
Deferred revenue, long-term	16,064	17,755
Other long-term liabilities	48,406	50,981
Total liabilities	631,730	699,107

Noncontrolling interest with redemption feature	11,649	12,698

Stockholders' equity:
Common stock	807,080	810,902
Retained earnings	192,787	197,178
Accumulated other comprehensive income	20,026	25,399
Total stockholders' equity	1,019,893	1,033,479

Total liabilities and stockholders' equity	$1,663,272	$1,745,284

MENTOR GRAPHICS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND SUPPLEMENTAL INFORMATION
(In thousands, except days sales outstanding)

	Three Months Ended April 30,
	2013	2012
Operating activities
Net income (loss)	$(419)	$27,530
Depreciation and amortization	13,344	13,813
Other adjustments to reconcile:
Operating cash	10,810	6,700
Changes in working capital	(11,608)	(41,898)

Net cash provided by operating activities	12,127	6,145

Investing activities
Net cash used in investing activities	(15,158)	(12,057)

Financing activities
Net cash used in financing activities	(21,408)	(4,234)

Effect of exchange rate changes on cash and cash equivalents	(964)	(1,542)

Net change in cash and cash equivalents	(25,403)	(11,688)
Cash and cash equivalents at beginning of period	223,783	146,499

Cash and cash equivalents at end of period (a)	$198,380	$134,811

Other data:
Capital expenditures	$4,410	$11,604
Days sales outstanding	146	129

(a) The condensed consolidated balance sheet at April 30, 2013 includes $7,833 of short-term investments in the "Cash, cash equivalents, and short-term investments" line item. $7,833 should be deducted from that line item to reconcile to the amount of "Cash and cash equivalents at end of period" presented in this statement for the three months ended April 30, 2013.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
EARNINGS PER SHARE

The following table reconciles management's estimates of the specific items excluded from GAAP in the calculation of estimated non-GAAP net income per share for Q2'14 and fiscal year 2014.

	Estimated	Estimated
	Q2'14	FY'14
Diluted GAAP net income per share	$0.14	$1.33
Non-GAAP Adjustments:
Amortization of purchased intangible assets (1)	-	0.03
Amortization of other identified intangible assets (2)	0.02	0.06
Equity plan-related compensation (3)	0.06	0.25
Other income (expense), net and interest expense (4)	0.01	0.05
Non-GAAP income tax effects (5)	(0.06)	(0.18)
Non-controlling interest (6)	-	(0.01)
Special Charges (7)	-	0.02
Non-GAAP net income per share	$0.17	$1.55

(1)	Excludes amortization of purchased intangible assets resulting from acquisitions. Purchased intangible assets are amortized over two to five years.
(2)	Excludes amortization of other identified intangible assets including trade names, customer relationships, and backlog resulting from acquisition transactions. Other identified intangible assets are amortized over two to five years. This line item also excludes amortization of purchased intangible assets identified as part of the fair value of the Frontline P.C.B. Solutions Limited Partnership investment. The purchased technology will be amortized over three years and other identified intangible assets will be amortized over three to four years.
(3)	Excludes equity plan-related compensation expense for the fair value of all share-based payments to employees for stock options and restricted stock units, and purchases made as a result of the employee stock purchase plans.
(4)	Excludes income (loss) on investment accounted for under the equity method of accounting, and amortization of original issuance debt discount.
(5)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.
(6)	Adjustment for the impact of amortization of intangible assets, equity plan-related compensation, and income tax expense on noncontrolling interest.
(7)	Excludes special charges consisting primarily of costs incurred for employee rebalances (which includes severance benefits, notice pay and outplacement services), facility closures, and acquisition costs.

MENTOR GRAPHICS CORPORATION
UNAUDITED SUPPLEMENTAL BOOKINGS AND REVENUE INFORMATION
(Rounded to nearest 5%)

	2014	2013					2012
Product Category Bookings (a)	Q1	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
IC DESIGN TO SILICON	60%	35%	25%	30%	35%	30%	20%	25%	60%	40%	40%
SCALABLE VERIFICATION	15%	15%	30%	20%	25%	25%	35%	30%	15%	35%	30%
INTEGRATED SYSTEMS DESIGN	10%	25%	25%	25%	25%	25%	25%	25%	15%	15%	15%
NEW & EMERGING MARKETS	5%	5%	10%	15%	5%	10%	5%	10%	5%	5%	5%
SERVICES / OTHER	10%	20%	10%	10%	10%	10%	15%	10%	5%	5%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2014	2013					2012
Product Category Revenue (b)	Q1	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
IC DESIGN TO SILICON	35%	40%	35%	25%	35%	35%	40%	25%	40%	45%	40%
SCALABLE VERIFICATION	20%	25%	25%	30%	30%	25%	25%	30%	25%	25%	25%
INTEGRATED SYSTEMS DESIGN	30%	20%	25%	25%	20%	25%	20%	25%	25%	20%	20%
NEW & EMERGING MARKETS	5%	5%	5%	10%	5%	5%	5%	10%	5%	5%	5%
SERVICES / OTHER	10%	10%	10%	10%	10%	10%	10%	10%	5%	5%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2014	2013					2012
Bookings by Geography	Q1	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
North America	35%	35%	40%	50%	35%	40%	45%	45%	40%	50%	45%
Europe	10%	20%	35%	20%	30%	25%	20%	30%	15%	25%	20%
Japan	10%	10%	5%	5%	10%	10%	15%	5%	5%	10%	10%
Pac Rim	45%	35%	20%	25%	25%	25%	20%	20%	40%	15%	25%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2014	2013					2012
Revenue by Geography	Q1	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
North America	45%	50%	45%	50%	40%	45%	40%	50%	45%	35%	40%
Europe	20%	20%	20%	20%	30%	25%	25%	20%	25%	25%	25%
Japan	10%	10%	15%	10%	10%	10%	15%	10%	10%	5%	10%
Pac Rim	25%	20%	20%	20%	20%	20%	20%	20%	20%	35%	25%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2014	2013					2012
Bookings by Business Model (c)	Q1	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Perpetual	15%	25%	20%	20%	15%	20%	40%	20%	15%	25%	20%
Term Ratable	10%	25%	15%	10%	5%	10%	20%	10%	5%	5%	10%
Term Up Front	75%	50%	65%	70%	80%	70%	40%	70%	80%	70%	70%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2014	2013					2012
Revenue by Business Model (c)	Q1	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Perpetual	20%	20%	25%	25%	15%	20%	30%	25%	15%	15%	20%
Term Ratable	10%	10%	10%	10%	5%	10%	10%	10%	10%	5%	10%
Term Up Front	70%	70%	65%	65%	80%	70%	60%	65%	75%	80%	70%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

(a) Product Category Bookings excludes support bookings for all sub-flow categories.
(b) Product Category Revenue includes support revenue for each sub-flow category as appropriate.
(c) Bookings and Revenue by Business Model are System and Software only (excludes finance fee).

CONTACT:
Mentor Graphics Corporation
Joe Reinhart, 503-685-1462
joe_reinhart@mentor.com